Exhibit 10.9

TAX PROTECTION AGREEMENT

THIS TAX PROTECTION AGREEMENT (this “Agreement”) is made and entered into as of July 1, 2013 by and among LANDMARK APARTMENT TRUST OF AMERICA, INC., a Maryland corporation (the “REIT”), LANDMARK APARTMENT TRUST OF AMERICA HOLDINGS, L.P., a Virginia limited partnership (the “Partnership”), Elco LR OPT II REIT LP, a Delaware partnership (the “Contributor”) and Elco LR OPT II LP, a Delaware limited partnership (the “JV Entity”).

WHEREAS, the Contributor, pursuant to that certain Master Contribution and Assignment Agreement, dated as of July 1, 2013, (the “Contribution Agreement”), is contributing (the “Contribution”) its right, title and interest in and to, and all obligations under the Membership Interest Purchase Agreement, dated as of November 26, 2012, by and among Elco Landmark Residential Holdings LLC, a Delaware limited liability company (“ELRH”), Hunt Commercial Realty Partners III, L.P., as successor in interest to TRECAP Commercial Realty Partners III, L.P., (“Hunt Partners III”) and ADMG FairCave Partners LP, a Florida limited partnership (“ADMG FairCave”), as amended by the First Amendment to Membership Interest Purchase Agreement, Second Amendment to Membership Interest Purchase Agreement, Third Amendment to Membership Interest Purchase Agreement and Fourth Amendment to Membership Interest Purchase Agreement (the “Purchase Agreement”), to the Partnership in exchange for common partnership units of limited partnership interest in the Partnership (“Units”);

WHEREAS, it is intended for federal, state and local income tax purposes that the Contribution for Units will be treated as a tax-deferred contribution of assets to the Partnership for Units under Section 721 of the Code;

WHEREAS, the JV Entity owns all of the common units (the “Contributor Interests”) in the Contributor;

WHEREAS, the Contributor is indirectly the sole owner of that certain residential apartment complex known as Lancaster Place and adjacent vacant land located in Calera, Alabama (“Lancaster Place”);

WHEREAS, in consideration for the agreement of the Contributor to make the Contribution, the parties desire to enter into this Agreement regarding certain tax matters as set forth herein; and

WHEREAS, the REIT and the Partnership desire to evidence their agreement regarding amounts that may be payable in the event of certain actions being taken by the Partnership regarding the disposition of certain of the contributed assets and regarding certain minimum debt obligations of the Partnership and its subsidiaries.

NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties, covenants and agreements contained herein and in the Contribution Agreement, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

To the extent not otherwise defined herein, capitalized terms used in this Agreement have the meanings ascribed to them in the Partnership Agreement (as defined below).

“AAA” has the meaning set forth in Section 3.2.

“Accounting Firm” has the meaning set forth in Section 3.2.

“Agreement” has the meaning set forth in the Preamble.

“Cash Consideration” has the meaning set forth in Section 2.1.1.

“Closing Date” means the date on which the Contribution will be effective.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent” means the prior written consent to do the act or thing for which the consent is required or solicited, which consent may be executed by a duly authorized officer or agent of the party granting such consent.

“Contribution” has the meaning set forth in the Recitals.

“Contributed Property” means the Contributor’s right, title and interest in and to, and all obligations under the Purchase Agreement of the Contributors and the properties to be acquired by the Partnership pursuant to the Purchase Agreement which properties are listed on Schedule 2.1(b) hereto and referred to herein individually as a “Contributed Property” and collectively, as the “Contributed Properties”.

“Contribution Agreement” has the meaning set forth in the Recitals.

“Contributor” has the meaning set forth in the Preamble.

“Contributor Interests” has the meaning set forth in the Recitals.

“Dispute” has the meaning set forth in Section 3.2.

“Final Determination” means (i) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final after all allowable appeals by either party to the action have been exhausted or after the time for filing such appeals has expired, (ii) a binding settlement agreement entered into in connection with an administrative or judicial proceeding, (iii) the expiration of the time for instituting a claim for refund, or if such a claim was filed, the expiration of the time for instituting suit with respect thereto or (iv) the expiration of the time for instituting suit with respect to a claimed deficiency.

“Gain Limitation Property” means (i) the Purchase Agreement and any property identified on Schedule 2.1(b) hereto as a Gain Limitation Property; (ii) any other property or asset hereafter acquired by the Partnership or any direct or indirect interest owned by the Partnership in any entity that owns an interest in a Gain Limitation Property, if the disposition of that property or asset would result in the recognition of Protected Gain by a Protected Partner or an Indirect Owner; and (iii) any other property that the Partnership directly or indirectly receives that is in whole or in part a “substituted basis property” as defined in Section 7701(a)(42) of the Code with respect to a Gain Limitation Property.

“Indirect Owner” means, in the case of a Protected Partner that is an entity that is classified as a partnership, disregarded entity, subchapter S corporation, or real estate investment trust for federal income tax purposes, any person owning an equity interest in such Protected Partner, and in the case of any Indirect Owner that itself is an entity that is classified as a partnership, disregarded entity, subchapter S corporation, or real estate investment trust for federal income tax purposes, any person owning an equity interest in such entity.

“Lancaster Place” has the meaning set forth in the Recitals.

“New York Courts” has the meaning set forth in Section 3.3.

“OPT” means 2034115 Ontario Inc.

“Partnership” has the meaning set forth in the Preamble.

“Partnership Agreement” means the Agreement of Limited Partnership of Landmark Apartment Trust of America Holdings, L.P. (f/k/a Apartment Trust of America Holdings, L.P., f/k/a Grubb & Ellis Apartment REIT Holdings, LP), dated December 27, 2005, as amended from time to time in accordance with the terms thereof.

“Partnership Interest Consideration” has the meaning set forth in Section 2.1.1.

“Protected Gain” shall mean the income or gain that would be allocable to and recognized by a Protected Partner or Indirect Owner under Section 704(c) of the Code in the event of the sale of a Gain Limitation Property or any interests in Gain Limitation Property in a fully taxable transaction. The amount of Protected Gain with respect to the Contributor shall be determined as if the Partnership sold each Gain Limitation Property in a fully taxable transaction on the Closing Date for consideration equal to the Section 704(c) Value of such Gain Limitation Property on the Closing Date. The Protected Partner shall provide its determination as to the amount of Protected Gain within thirty (30) days of the Closing Date. If the Partnership disagrees with the Protected Partner’s determination of the amount of Protected Gain, the Protected Partner and the Partnership shall use their best efforts to reach an agreement as to the Protected Gain. If such parties cannot reach an agreement, the Partnership shall retain an Accounting Firm as defined in Section 3.2(a) of this Agreement, and such Accounting Firm’s conclusion shall be conclusive and binding as to the Protected Gain. Gain that would be allocated to a Protected Partner upon a sale of a Gain Limitation Property that is “book gain” (for example, any gain attributable to appreciation in the actual value of the Gain Limitation Property following the Closing Date or any gain resulting from reductions in the “book value” of the Gain Limitation Property, as determined under Section 704(b), following the Closing Date) shall not be considered Protected Gain. (As used in this definition, “book gain” is any gain that would not be required under Section 704(c) of the Code and the applicable regulations to be specially allocated to the Protected Partners, but rather would be allocated to all partners in the Partnership, including the REIT, in accordance with their respective economic interests in the Partnership.) Notwithstanding the other terms of this definition other than this final sentence, in the case of a breach of Section 2.1, the term Protected Gain shall equal the amount of income or gain recognized by a Protected Partner or Indirect Owner resulting from such breach (e.g., gain allocable under Section 731 or 465), but not to exceed the amount otherwise calculated under this definition (relating to Section 704(c) gain). The final determination of Protected Gain shall be set forth on Schedule 2.1(b).

“Protected Partner” means the Contributor and any persons who (i) acquire Units from a Protected Partner in a transaction in which gain or loss is not recognized in whole or in part and in which such transferee’s adjusted basis for federal income tax purposes is determined in whole or in part by reference to the adjusted basis of the Protected Partner in such Units, (ii) has notified the Partnership of its status as a Protected Partner, and (iii) provides all documentation reasonably requested by the Partnership to verify such status, but excludes any person that ceases to be a Protected Partner pursuant to this Agreement. The name of the initial Protected Partner is set forth on Schedule 2.1(a) hereto.

“Protection Percentage” is the percentage shown in Schedule 2.1(c) applicable to the date the Partnership recognizes the Protected Gain for tax purposes (e.g., a taxable sale occurring on or after the day following the first anniversary of the Closing Date and before the second anniversary of the Closing Date has an 85.71% Protection Percentage).

“Put Closing Date” has the meaning set forth in Section 5.5.

“Put Notice” has the meaning set forth in Section 5.1.

“Put Right” has the meaning set forth in Section 5.1.

“REIT” has the meaning set forth in the Preamble.

“Rules” has the meaning set forth in Section 3.2.

“Section 704(c) Value” means the fair market value of any Gain Limitation Property as of the Closing Date, as determined pursuant to the Contribution Agreement and as set forth next to each Gain Limitation Property on Schedule 2.1(b) hereto. The Partnership shall initially carry the Gain Limitation Property on its books at a value equal to the Section 704(c) Value as set forth in the preceding sentence.

“Subsidiary” means any entity in which the Partnership owns a direct or indirect interest that owns a Gain Limitation Property on the Closing Date, after giving effect to the Contribution, or that thereafter is a successor to the Partnership’s direct or indirect interests in a Gain Limitation Property.

“Successor Partnership” has the meaning set forth in Section 2.1.2.

“Tax Protection Period” means the period commencing on the Closing Date and ending at 12:01 AM on July 2, 2020, provided, however, that the Tax Protection Period shall terminate at such time as (i) the Contributor (or one or more successor Protected Partners) has disposed of 50% or more of the Units received, directly or indirectly, pursuant to the Contribution Agreement by the Contributor in one or more taxable transactions or (ii) there is a Final Determination that no portion of the Contribution qualified for tax-deferred treatment under Section 721 of the Code. In determining whether a Protected Partner has disposed of 50% of more of the Units above, it is contemplated that the Contributor may distribute Units to its Indirect Owners and after such distribution the 50% shall be measured solely against the specific quantity of Units held by each successor Protected Partner.

“Tax Protection Provision” shall mean the provisions under Article 2 of this Agreement.

“Units” has the meaning set forth in the Recitals.

ARTICLE 2

RESTRICTIONS ON DISPOSITIONS OF

GAIN THRESHOLD PROPERTIES AND MINIMUM DEBT THRESHOLDS

2.1 Restrictions on Disposition of Gain Limitation Properties.

2.1.1 The Partnership agrees for the benefit of each Protected Partner, for the term of the Tax Protection Period, not to directly or indirectly sell, exchange, transfer, or otherwise dispose of a Gain Limitation Property or any interest therein, without regard to whether such disposition is voluntary or involuntary, in a transaction that would cause the Protected Partners or the Indirect Owners to recognize any Protected Gain.

Without limiting the foregoing, the term “sale, exchange, transfer or disposition” by the Partnership shall be deemed to include, and the prohibition shall extend to:

(i)	any direct or indirect disposition by any direct or indirect Subsidiary of any Gain Limitation Property or any interest therein;

(ii)	any direct or indirect disposition by the Partnership of any Gain Limitation Property (or any direct or indirect interest therein) that is subject to Section 704(c)(1)(B) of the Code and the Treasury Regulations thereunder; and

(iii)	any distribution by the Partnership to a Protected Partner that is subject to Section 737 of the Code and the Treasury Regulations thereunder.

Without limiting the foregoing, a disposition shall include any transfer, voluntary or involuntary, by the Partnership or any Subsidiary in a foreclosure proceeding, pursuant to a deed in lieu of foreclosure, or in a bankruptcy proceeding.

Notwithstanding the foregoing, this Section 2.1 shall not apply to a voluntary, actual disposition by a Protected Partner of Units in connection with a merger or consolidation of the Partnership pursuant to which (1) the Protected Partner is offered as consideration for the Units either cash or property treated as cash pursuant to Section 731 of the Code (“Cash

Consideration”) or partnership interests that are substantially equivalent (including value and profit and loss sharing) to the Units disposed of, and the receipt of such partnership interests would not result in the recognition of gain for federal, state, or local income tax purposes by the Protected Partner (“Partnership Interest Consideration”); (2) the Protected Partner has the right to elect to receive solely Partnership Interest Consideration in exchange for his Units and the continuing partnership has agreed in writing to assume the obligations of the Partnership under this Agreement; (3) no Protected Gain is recognized by the Partnership as a result of any partner of the Partnership receiving Cash Consideration; and (4) the Protected Partner elects or is deemed to elect to receive solely Cash Consideration.

2.1.2 Notwithstanding the restriction set forth in this Section 2.1, the Partnership and any Subsidiary may dispose of any Gain Limitation Property (or any interest therein) if such disposition qualifies as a “like-kind exchange” under Section 1031 of the Code, or an involuntary conversion under Section 1033 of the Code, or other transaction (including, but not limited to, a contribution of property to any entity that qualifies for the non-recognition of gain under Section 721 or Section 351 of the Code, or a merger or consolidation of the Partnership with or into another entity that qualifies for taxation as a “partnership” for federal income tax purposes (a “Successor Partnership”)) that, as to each of the foregoing, does not result in the recognition of any taxable income or gain to any Protected Partner with respect to any of the Units (including no taxable gain under Sections 465 or 731(a) of the Code); provided, however, that in the case of a “like-kind exchange” under Section 1031 of the Code, if such exchange is with a “related party” within the meaning of Section 1031(f)(3) of the Code, any direct or indirect disposition by such related party of the Gain Limitation Property or any other transaction prior to the expiration of the two (2) year period following such exchange that would cause Section 1031(f)(1) of the Code to apply with respect to such Gain Limitation Property (including by reason of the application of Section 1031(f)(4) of the Code) shall be considered a violation of this Section 2.1 by the Partnership.

2.2 Consistent Reporting. Unless otherwise required (as determined by nationally recognized counsel selected by the Partnership and reasonably acceptable to the Protected Partner) by modifications to, or enactment, promulgation, or adoption of any changes in the Code, the Treasury Regulations thereunder, or the judicial and administrative interpretations thereof (to the extent such interpretations are binding on the Partnership), or the tax law of any state, local, or foreign jurisdiction, the Partnership and its affiliates shall not take any position on a tax return inconsistent with the position that the Contributor’s contribution of assets to the Partnership for Units qualifies in its entirety for nonrecognition of gain under Section 721 of the Code.

2.3 Section 704(c) Method. The Partnership shall report allocations of income, gain, loss and deduction (as computed for tax purposes) with respect to the Contribution so as to take account of the Section 704(c) built-in gain of such properties under Code Section 704(c) or the principles set forth in Treasury Regulations section 1.704-3(a), as the case may be, using the traditional method (as specifically provided in Treasury Regulations section 1.704-3(b)).

2.4 Adjusted Tax Basis in Gain Limitation Property. Upon request from the Partnership, each Protected Partner shall notify the Partnership of its adjusted tax basis in the Gain Limitation Property as of the Closing Date. Each Protected Partner shall cooperate with all reasonable requests for documentation supporting the Protected Partner’s calculation of its adjusted tax basis in the Gain Limitation Property. If a Protected Partner fails to satisfy its obligations under this Section 2.4, (i) such Protected Partner shall indemnify, defend and hold harmless the Partnership, the REIT and any person who controls the Partnership or the REIT from any and all loss, expense, liability, damage or claim (including the reasonable cost of investigation), which, jointly or severally, the Partnership, the REIT or such controlling person may incur, insofar as such loss, expense, liability, damage or claim arises out of, is based on or relates to federal, state or local tax compliance failures of the Partnership, but only to the extent such loss, expense, liability, damage or claim was caused by the failure of the Protected Partner to comply with this Section 2.4 and only to the extent of any Final Determination against the Partnership or such controlling person, and (ii) to the extent such failure to comply directly resulted in a recognition of Protected Gain by the Protected Partner that otherwise would not have occurred but for such failure, the Partnership and the REIT shall not be required to comply with or otherwise satisfy the other provisions of this Article 2 with respect to such recognized Protected Gain resulting from such failure by the Contributing Partner.

ARTICLE 3

REMEDIES FOR BREACH

3.1 Monetary Damages. In the event that the Partnership breaches its obligations set forth in Article 2 with respect to a Protected Partner, the Protected Partner’s sole right shall be to receive from the Partnership, and the Partnership shall pay to such Protected Partner as damages, an amount equal to (i) the product of (x) the aggregate federal state, and local tax on income or Medicare taxes (including Section 1411 of the Code) incurred by the Protected Partner or an Indirect Owner with respect the Protected Gain incurred with respect to the Gain Limitation Property that is allocable to (or borne by) such Protected Partner or Indirect Owner as a result of the Partnership’s breach of the obligations set forth in Article 2 and (y) the Protection Percentage plus (ii) an amount equal to the aggregate federal, state, and local tax on income or Medicare taxes (including Section 1411 of the Code) payable by the Protected Partner or an Indirect Owner as a result of the receipt of any payment required under this under this Section 3.1. The Partnership shall notify the Protected Partner and OPT in writing at least six months before the recognition of any Protected Gain if the Protection Percentage that would be applicable under this paragraph to the recognition of such Protected Gain is less than 100%. If the Partnership fails to provide such timely notice, the Protection Percentage shall be changed to 100% with regard to any such Protected Gain recognized from the Closing Date through the seventh anniversary of the Closing Date.

For purposes of computing the amount of federal, state, and local income taxes required to be paid by a Protected Partner (or Indirect Owner), (i) any deduction for state income taxes payable as a result thereof actually allowed in computing federal income taxes shall be taken into account (but assuming limitation on full deductibility due to adjusted gross income levels), and (ii) a Protected Partner’s (or Indirect Owner’s) tax liability shall be computed using the highest federal, state and local marginal income tax rates (including any surtaxes or Medicare taxes under section 1411) that would be applicable to such Protected Partner’s (or Indirect Owner’s) taxable income (taking into account the character and type of such income or gain) for the year with respect to which the taxes must be paid, without regard to any deductions, losses or credits that may be available to such Protected Partner (or Indirect Owner) that would reduce or offset its actual taxable income or actual tax liability if such deductions, losses or credits could be utilized by the Protected Partner (or Indirect Owner) to offset other income, gain or taxes of the Protected Partner (or Indirect Owner), either in the current year, in earlier years, or in later years).

The Protected Partners shall not be entitled to indemnification from the REIT or the Partnership for any tax liabilities incurred as a result of a Final Determination of the Contribution being treated for federal income tax purposes as a taxable exchange rather than a tax-deferred transaction.

3.2 Process for Determining Damages. If the Partnership has breached or violated any of the covenants set forth in Article 2 (or a Protected Partner asserts that the Partnership has breached or violated any of the covenants set forth in Article 2), the Partnership and the Protected Partner (or Indirect Owner) agree to negotiate in good faith to resolve any disagreements regarding any such breach or violation and the amount of damages, if any, payable to such Protected Partner (or Indirect Owner) under Section 3.1. If any such disagreement cannot be resolved by the Partnership and such Protected Partner (or Indirect Owner) within sixty (60) days after the receipt of notice from the Partnership of such breach and the amount of income to be recognized by reason thereof (or, if applicable, receipt by the Partnership of an assertion by a Protected Partner that the Partnership has breached or violated the covenant set forth in Article 2), then

(a) with respect to computational points of disagreement, the Partnership and the Protected Partner shall jointly retain a nationally recognized independent public accounting firm (an “Accounting Firm”) to act as an arbitrator to resolve as expeditiously as possible all computational points of any such disagreement. All determinations made by the Accounting Firm with respect to the resolution of any breach or violation of any of the covenants set forth in Article 2 and the amount of damages payable to the Protected Partner under Section 3.1 shall be final, conclusive and binding on the Partnership and the Protected Partner. The fees and expenses of any Accounting Firm incurred in connection with any such determination shall be shared equally by the Partnership and the Protected Partner, provided that if the amount determined by the Accounting Firm to be owed by the Partnership to the Protected Partner is more than five percent (5%) higher than the amount proposed by the Partnership to be owed to such Protected Partner prior to the submission of the matter to the Accounting Firm, then all of the fees and expenses of any Accounting Firm incurred in connection with any such determination shall be paid by the Partnership and if the amount determined by the Accounting Firm to be owed by the Partnership to the Protected Partner is more than five percent (5%) less than the amount proposed by the Partnership to be owed to such Protected Partner prior to the submission of the matter to the Accounting Firm, then all of the fees and expenses of any Accounting Firm incurred in connection with any such determination shall be paid by the Protected Partner.

(b) with respect to all other points of disagreement, any controversy, dispute or claim under, arising out of, in connection with or in relation to this Agreement including without limitation the negotiation, execution, interpretation, construction, coverage, scope, performance, non-performance, breach, termination, validity or enforceability of this Agreement (“Dispute”) will be finally settled, at the request of any party, by binding arbitration conducted in accordance with this Section 3.2 and the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect (the “Rules”). The arbitration shall be held in New York, New York before a panel of three neutral and impartial arbitrators, one of whom will be selected by the Indemnitor, the second of whom will be selected by the Protected Partner, within thirty days of receipt by respondent(s) of the demand for arbitration. The third arbitrator, who will chair the arbitral tribunal, will be selected by the other two arbitrators within thirty (30) days of the appointment of the second arbitrator. If any party fails to timely appoint an arbitrator, or if the two party-appointed arbitrators fail to timely agree on a third arbitrator, on the request of any party such arbitrator shall be appointed by the AAA in accordance with the listing, ranking and striking procedure in the Rules. Decisions of the tribunal will be made by not less than a majority of the arbitrators comprising such tribunal. The arbitration will be governed by the Federal Arbitration Act (9 U.S.C. §§ 1 et seq.). The award shall be final and binding upon the parties to the maximum extent permitted by law and shall be the sole and exclusive remedy between the parties regarding any claims, counter-claims, issues or accounting submitted to the arbitral tribunal. Arbitration under this Section 3.2 will be conducted in accordance with the following provisions:

(i) The arbitration will be conducted in accordance with rules of procedure adopted by the arbitrators to allow the parties to the Dispute to present evidence and argument to the arbitrators;

(ii) Except as may be otherwise provided in this Agreement, the statutes of limitations of the State of New York applicable to the commencement of a lawsuit will apply to the commencement of an arbitration hereunder;

(iii) Upon the request of any party, the arbitrators shall order such discovery (including third-party discovery) as the arbitrators determine to be reasonable under the circumstances. The arbitrators will, however, impose reasonable schedules and deadlines to ensure that discovery is conducted and concluded on a timely basis and may impose sanctions on any party for abuse or delay of discovery;

(iv) The arbitrators will, in all cases, as promptly as possible hold hearings and reach a final determination with regard to the Dispute. A determination and award of damages (if any) of the majority of the arbitrators, will be conclusive and binding upon the parties to the maximum extent permitted by law. Such award shall be in writing, and shall state the findings of fact and conclusions of law on which it is based. Judgment upon any award rendered by the arbitrators shall be final and binding on the parties and may be enforced by any court having jurisdiction thereof; and

(v) By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies or order the parties to request that a court modify or vacate any temporary or preliminary relief issued by a such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.

3.3 Each party unconditionally and irrevocably agrees to submit to the exclusive jurisdiction of the state and Federal courts located in the State of New York, County of New York (the “New York Courts”), for the purpose of any proceedings in aid of arbitration and for pre-arbitral attachment or injunction, and to the non-exclusive jurisdiction of the New York Courts for proceedings arising out of or relating to the enforcement of any award or decision of the arbitrators duly appointed under this Agreement. Each party unconditionally and irrevocably waives any objections which they may have now or in the future to such jurisdiction including without limitation objections by reason of lack of personal jurisdiction, improper venue, or inconvenient forum. Each party further agrees that any service of process or summons in connection with any such dispute, litigation, action or proceeding may be served on it by mailing a copy of such process or summons to it by registered mail return receipt requested or by receipted courier service at its address set forth and in the manner provided in Section 8 above, with such service deemed effective on proof of receipt. Each party to this Agreement irrevocably waives the right to a trial by jury in any proceeding in relation to any Dispute, and agrees to take any and all action necessary or appropriate to affect such waiver.

3.4 Required Notices; Time for Payment. In the event that there has been a breach of Article 2, the Partnership shall provide to each affected Protected Partner notice of the transaction or event giving rise to such breach not later than thirty (30) days after occurrence of a breach. As soon as reasonably practicable after giving notice of breach, but in no event more than sixty (60) days after occurrence of a breach, the Partnership shall be obligated to (i) provide each Protected Partner with a detailed calculation of the amount of such Protected Partner’s damage payment as determined under this Article 3, and (ii) provide each such Protected Partner with such evidence or verification as such Protected Partner may reasonably require as to the items necessary to confirm the calculation of such amount. All payments required under this Article 3 to any Protected Partner shall be made in immediately available funds to such Protected Partner on or before April 10 of the year following the year in which the gain recognition event giving rise to such payment took place; provided that, if the Protected Partner is required to make estimated tax payments that would include such gain (taking into account all available safe harbors), the Partnership shall make a payment in immediately available funds to the Protected Partner on or before 5 days before the due date for such estimated tax payment and such payment from the Partnership shall be in an amount that corresponds to the amount of the estimated tax being paid by such Protected Partner at such time. In the event of a payment made after the date required pursuant to this Section 3.4, interest shall accrue on the aggregate amount required to be paid from such date to the date of actual payment at a rate equal to the “prime rate” of interest plus 4%, with the prime rate as published in the Wall Street Journal (or if no longer published there, as announced by Citibank) effective as of the date the payment is required to be made. In addition, if such late payment results in late tax payment penalties (excluding interest) for such Protected Partner or Indirect Owner, the payment shall include reimbursement for such penalties plus an amount equal to the aggregate federal, state, and local tax on income or Medicare taxes (including Section 1411 of the Code) payable by the Protected Partner or an Indirect Owner as a result of the receipt of any payment under this sentence.

ARTICLE 4

AMENDMENT OF THIS AGREEMENT; WAIVER OF CERTAIN PROVISIONS;

APPROVAL OF CERTAIN TRANSACTIONS

4.1 Amendment. This Agreement may not be amended, directly or indirectly (including by reason of a merger between either the Partnership or the REIT and another entity) except by a written instrument signed by the REIT, the Partnership, and each of the Protected Partners to be subject to such amendment, except that the Partnership may amend Schedule 2.1(a) upon a person becoming a Protected Partner as a result of a transfer of Units.

4.2 Waiver. Notwithstanding the foregoing, upon written request by the Partnership, each Protected Partner, in its sole discretion, may waive the payment of any damages that is otherwise payable to such Protected Partner pursuant to Article 3 hereof. Such a waiver shall be effective only if obtained in writing from the affected Protected Partner.

ARTICLE 5

PUT RIGHT

5.1 Right to Sell. At any time during the term of the Tax Protection Period, the JV Entity shall, in accordance with the terms of its limited partnership agreement, have the right and option (the “Put Right”), which may be exercised by delivering written notice (the “Put Notice”) to the REIT, to require the REIT to purchase from the JV Entity all, but not less than all, of the Contributor Interests. If the Put Right is exercised, the JV Entity shall be obligated to sell, and the REIT shall be obligated to purchase, on the Put Closing Date (as defined below), all, but not less than all, of the Contributor Interests, on the terms and conditions set forth in this Article 5.

5.2 Purchase Price. The aggregate consideration for the Contributor Interests shall be the number of shares of common stock, $0.01 par value per share, of the REIT (the “Common Stock”) equal to the sum of: (i) the number of shares of Common Stock issuable as of the Put Closing Date upon the redemption of the Units held by the Contributor in accordance with the provisions of the Partnership Agreement (for purposes hereof, notwithstanding any restrictions applicable to the redemption of such Units and assuming that such Units would be redeemed in full for shares of Common Stock) plus (ii) an amount equal to the quotient of (A) the fair market value of Lancaster Place as of the date the Put Right Notice is delivered minus any indebtedness secured by Lancaster Place (including any interest due thereon), divided by (B) the Share Price (as defined below), rounded up to the nearest whole number. For purposes of the previous sentence, the fair market value of Lancaster Place shall be determined by a qualified, independent third party appraiser, having not less than ten (10) years’ experience appraising properties similar in size and character to Lancaster Place, which appraiser shall be mutually agreed upon by the JV Entity and the REIT. For purposes hereof, “Share Price” means: (x) if the Put Closing Date occurs on or after the IPO (as defined below), the average (rounded to two decimal places) of the closing prices of the Common Stock as reported on the New York Stock Exchange (or, if the Common Stock is then listed on a U.S. national securities exchange other than the New York Stock Exchange, such other exchange) for the twenty (20) trading days (or, if the Common Stock shall have been listed on such exchange for fewer than twenty (20) trading days, such lesser number of trading days) ending on and including the second (2nd) trading day prior to the Put Closing Date; and (y) if the Put Closing Date occurs prior to the IPO, a price per share equal to $8.15 (in each case, subject to appropriate adjustment for stock splits, combinations, dividends and the like with respect to the Common Stock). For purposes hereof, “IPO” means the consummation of the initial closing (without regard for any closing of any associated “green shoe”) of the first underwritten public offering of shares of the Common Stock registered under the Securities Act of 1933, as amended, that occurs after the date hereof and in conjunction with which shares of the Common Stock are listed for trading on the New York Stock Exchange or other U.S. national securities exchange.

5.3 Tax-Free Reorganization Treatment. To the extent possible, the acquisition by the REIT of the Contributor Interests pursuant to this Article 5 shall be structured in a manner that will qualify as a reorganization within the meaning of Code section 368(a)(1) (e.g., by a merger of the Contributor, which is currently intended to be treated as a real estate investment trust under Code section 856, into a wholly-owned subsidiary of the REIT) and that will permit the owners of the Contributor Interests to qualify for non-recognition of gain under Code section 354 and that will not (regardless of whether the acquisition qualifies as a reorganization) result in a distribution or deemed distribution by the Contributor to its shareholders subject to Code section 897(h)(1).

5.4 Transfer Documents. The JV Entity and the REIT agree that they shall enter into a contribution agreement and other transaction documents (collectively, the “Transaction Documents”) containing substantially similar terms, conditions, representations and warranties as those contained in the Contribution Agreement and the ancillary documents contemplated thereby in order to effect any transaction resulting from the JV Entity exercising the Put Right, as adjusted to include customary representations, warranties and opinions to reflect that the Contributor is a real estate investment trust for federal income tax purposes and will be acquired by the REIT in a tax-deferred “reorganization” (including, without limitation, representations and opinions regarding the Contributor’s qualification as a “domestically controlled qualified investment entity” under Code section 897(h) and the qualification of the acquisition of the Contributor Interests as a “reorganization” under Code section 368(a)(1)).

5.5 Closing. The closing of the purchase and sale of the Put Securities (the “Put Closing”) shall take place at the offices of Davies Ward Phillips & Vineberg LLP, 900 Third Avenue, 24th Floor, New York, New York 10022, or such other mutually agreed upon location, upon a date to be mutually agreed, but in no event later than the date that is ninety (90) days after delivery of the Put Notice (the “Put Closing Date”).

ARTICLE 6

MISCELLANEOUS

6.1 Additional Actions and Documents. Each of the parties hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver, and file or cause to be executed, delivered and filed such further documents, and will obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

6.2 Assignment. No party hereto shall assign its or his rights or obligations under this Agreement, in whole or in part, except by operation of law, without the prior written consent of the other parties hereto, and any such assignment contrary to the terms hereof shall be null and void and of no force and effect.

6.3 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Protected Partners and their respective successors and permitted assigns, whether so expressed or not. This Agreement shall be binding upon the REIT, the Partnership, and any entity that is a direct or indirect successor, whether by merger, transfer, spin-off or otherwise, to all or substantially all of the assets of either the REIT or the Partnership (or any prior successor thereto as set forth in the preceding portion of this sentence), provided that none of the foregoing shall result in the release of liability of the REIT and the Partnership hereunder. The REIT and the Partnership covenant with and for the benefit of the Protected Partners not to undertake any transfer of all or substantially all of the assets of either entity (whether by merger, transfer, spin-off or otherwise) unless the transferee has acknowledged in writing and agreed in writing to be bound by this Agreement, provided that the foregoing shall not be deemed to permit any transaction otherwise prohibited by this Agreement.

6.4 Modification; Waiver. No failure or delay on the part of any party hereto in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and not exclusive of any rights or remedies which they would otherwise have. No modification or waiver of any provision of this Agreement, nor consent to any departure by any party therefrom, shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

6.5 Representations and Warranties Regarding Authority; Noncontravention. Each of the REIT and the Partnership has the requisite corporate or other (as the case may be) power and authority to enter into this Agreement and to perform its respective obligations hereunder. The execution and delivery of this Agreement by each of the REIT and the Partnership and the performance of each of its respective obligations hereunder have been duly authorized by all necessary corporate, partnership, or other (as the case may be) action on the part of each of the REIT and the Partnership. This Agreement has been duly executed and delivered by each of the REIT and the Partnership and constitutes a valid and binding obligation of each of the REIT and the Partnership, enforceable against each of the REIT and the Partnership in accordance with its terms, except as such enforcement may be limited by (i) applicable bankruptcy or insolvency laws (or other laws affecting creditors’ rights generally) or (ii) general principles of equity. The execution and delivery of this Agreement by each of the REIT and the Partnership do not, and the performance by each of its respective obligations hereunder will not, conflict with, or result in any violation of (i) the Partnership Agreement or (ii) any other agreement applicable to the REIT and/or the Partnership, other than, in the case of clause (ii), any such conflicts or violations that would not materially adversely affect the performance by the Partnership and the REIT of their obligations hereunder.

6.6 Captions. The Article and Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

6.7 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

(i)	if to the Partnership or the REIT, to:

Landmark Apartment Trust of America, Inc.

4901 Dickens Road, Suite 101

Richmond, Virginia 23230

Attn: Stanley J. Olander, Jr.

Fax: (804) 244-0199

Email: jolander@atareit.com

(ii)	if to a Protected Partner, to the address on file with the Partnership and in all events to:

Goulston & Storrs PC

Attn: Yaacov Gross

750 Third Avenue, 22nd Floor

New York, New York 10017

(iii)	If to OPT, to

2304115 Ontario Inc.

c/o OPTrust Realty Inc.

1 Adelaide Street East, Suite 1200

Toronto, Ontario, Canada M5C-3A7

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be hand delivered, sent, mailed, telecopied or telexed in the manner described above, or which shall be delivered to a telegraph company, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or (with respect to a telecopy or telex) the answerback being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

6.8 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

6.9 Governing Law. The interpretation and construction of this Agreement, and all matters relating thereto, shall be governed by the laws of New York, without regard to the choice of law provisions thereof.

6.10 Consent to Jurisdiction; Enforceability.

(a) This Agreement and the duties and obligations of the parties hereunder shall be enforceable against any of the parties in the courts of New York, New York. For such purpose, each party hereto and the Protected Partners hereby irrevocably submits to the nonexclusive jurisdiction of such courts and agrees that all claims in respect of this Agreement may be heard and determined in any of such courts.

(b) Each party hereto hereby irrevocably agrees that a final judgment of any of the courts specified above in any action or proceeding relating to this Agreement shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

6.11 Severability. If any part of any provision of this Agreement shall be invalid or unenforceable in any respect, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Agreement.

6.12 Costs of Disputes. Except as otherwise expressly set forth in this Agreement, the nonprevailing party in any dispute arising hereunder shall bear and pay the costs and expenses (including, without threshold, reasonable attorneys’ fees and expenses) incurred by the prevailing party or parties in connection with resolving such dispute.

6.13 Enforcement by Protected Partners. The Protected Partners and their Indirect Owners are the beneficiaries of this Agreement and shall be able to enforce this Agreement as they were parties to this Agreement.

6.14 Term. The term of this Agreement shall extend from the date hereof until such time as the applicable statute of limitations bars a claim by the Internal Revenue Service or relevant state or local tax authority for a tax otherwise indemnifiable under this Agreement.

6.15 Other. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.

IN WITNESS WHEREOF, the REIT, the Partnership and the Contributor have caused this Agreement to be signed by their respective officers, general partners, or delegates thereunto duly authorized all as of the date first written above.

LANDMARK APARTMENT TRUST OF AMERICA, INC., a Maryland corporation

By:	/s/ Stanley J. Olander
Name:	Stanley J. Olander
Title:	Chief Executive Officer

LANDMARK APARTMENT TRUST OF AMERICA HOLDINGS, L.P., a Virginia limited partnership

By: Landmark Apartment Trust of America, Inc., a Maryland corporation, its General Partner

By:	/s/ Stanley J. Olander
Name:	Stanley J. Olander
Title:	Chief Executive Officer

Signature to Tax Protection Agreement

ELCO LR OPT II REIT LP

By: Elco LR OPT II REIT GP LLC,its general partner

By:	/s/ Joseph Lubeck
Name:	Joseph Lubeck
Title:	Authorized Representative

ELCO LR OPT II LP

By: ELCO GP OPT II LLC, its general partner

By:	/s/ Joseph Lubeck
Name:	Joseph Lubeck
Title:	Authorized Representative

Signature to Tax Protection Agreement

SCHEDULES TO THE TAX PROTECTION AGREEMENT

Schedule 2.1(a)	List of Protected Partners
Schedule 2.1(b) Schedule 2.1(c)	Gain Limitation Properties and Section 704(c) Value Protection Percentage

Schedule 2.1(a)

List of Protected Partners

Elco LR OPT II REIT LP

Schedule 2.1(b)

Gain Limitation Properties, Protected Gain and

Section 704(c) Value

Name of Gain Limitation Property	Protected Gain	Section 704(c) Value
Contract to buy Lexington on the Green	$3,153,544.70	$3,153,544.70
Contract to buy Caveness Farms	$3,153,544.70	$3,153,544.70

Schedule 2.1(c)

Protection Percentage

Closing date through 1 year anniversary	100%
day after 1 year anniversary through 2 year anniversary	85.71%
day after 2 year anniversary through 3 year anniversary	71.43%
day after 3 year anniversary through 4 year anniversary	57.14%
day after 4 year anniversary through 5 year anniversary	42.86%
day after 5 year anniversary through 6 year anniversary	28.57%
day after 6 year anniversary through 7 year anniversary	14.29%